Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE
March 7, 2007

UFP TECHNOLOGIES ANNOUNCES RECORD OPERATING RESULTS FOR 2006

Georgetown, Mass., March 7, 2007.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.5 million, or $0.45 per diluted common share outstanding for its fiscal year ended December 31, 2006. This represents a substantial improvement over 2005 net income of $659,000 or $0.13 per diluted common share outstanding.  Record 2006 sales of $93.7 million were 12% higher than 2005 sales of $84.0 million.  For its fourth quarter ended December 31, 2006, the Company reported net income of $845,000 or $0.15 per diluted common share outstanding, compared to 2005 fourth quarter net income of $408,000, or $0.08 per diluted common share outstanding.  Sales for the fourth quarter were $23.3 million, slightly higher than 2005 fourth quarter sales of $23.2 million.

“We are extremely excited about our success in 2006,” said R. Jeffrey Bailly, Chairman & CEO. “We made great progress on many fronts, including revenue growth and manufacturing efficiency initiatives that drove our record top and bottom line results.  We also strengthened our balance sheet significantly, generating strong cash flow and reducing the Company’s debt by approximately $8.7 million. All these efforts have provided us with a strong platform from which to grow.”

“Looking ahead, we have increased our efforts to identify strategic acquisitions, but are employing a patient, disciplined approach to maximize our success.” Bailly continued. “Regarding some of our key markets, military sales remain very robust, while the automotive market remains a turbulent environment in which to operate.  As a result, we expect automotive sales to be a lower percentage of overall sales in 2007.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about 2007 operating results, the Company’s mix of sales, and the Company’s strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisitions, risks that the Company’s sales and marketing efforts will not be successful, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, other economic conditions that affect sales of the products of the Company’s customers, the ability of the Company to obtain new customers, the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for their products that previously had been accepted, evolving customer requirements, difficulties associated with the roll-out of new products, the costs of compliance with Sarbanes-Oxley related requirements, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
($ in thousands, except Per Share data)

	Three Months Ended		Twelve Months Ended
	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05
	(unaudited)
Net sales	$23,337	$23,203	$93,749	$83,962
Cost of sales	18,445	19,438	74,512	69,361
Gross profit	4,892	3,765	19,237	14,601
SG&A	3,360	2,939	14,183	12,430
Operating income	1,532	826	5,054	2,171
Interest expense, other income & expenses	217	364	1,046	1,304
Income before income taxes	1,315	462	4,008	867
Income taxes	470	54	1,493	208
Net income	$845	$408	$2,515	$659
Weighted average shares outstanding	5,151	4,824	5,023	4,798
Weighted average diluted shares outstanding	5,686	5,185	5,571	5,261
Per Share Data
Net income per share outstanding	$0.16	$0.08	$0.50	$0.14
Net income per diluted share outstanding	$0.15	$0.08	$0.45	$0.13

Consolidated Condensed Balance Sheets
($ in thousands)

	31-Dec-06	31-Dec-05
Assets:
Current assets	$20,374	$23,580
Net property, plant, and equipment	10,137	10,973
Other assets	8,526	9,447
Total assets	$39,037	$44,000
Liabilities and stockholders’ equity:
Current liabilities	$12,138	$20,260
Long-term debt	6,921	7,649
Other liabilities	1,353	1,330
Total liabilities	$20,412	$29,239
Total stockholders’ equity	18,625	14,761
Total liabilities and stockholders’ equity	$39,037	$44,000